Exhibit 4.2.12
The taking of this document or any certified copy of it or any other document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee.
     TWELFTH SUPPLEMENTAL INDENTURE (this “Twelfth Supplemental Indenture”) dated as of August 9, 2011 among Reynolds Group Issuer LLC, a Delaware limited liability company (the “US Issuer I”), Reynolds Group Issuer Inc., a Delaware corporation (the “US Issuer II”), Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (limited liability company) organized under the laws of Luxembourg (the “Luxembourg Issuer” and, together with the US Issuer I and the US Issuer II, the “Issuers”), Beverage Packaging Holdings (Luxembourg) I S.A. (“BP I”), the affiliates of the Issuers party hereto (the “Luxembourg Guarantors”), The Bank of New York Mellon, as trustee (the “Trustee”), principal paying agent, transfer agent and registrar, to the indenture dated as of May 4, 2010, as amended or supplemented (the “Indenture”), in respect of the issuance of an aggregate principal amount of $1,000,000,000 of 8.50% Senior Notes due 2018 (the “Notes”).
W I T N E S S E T H :
          WHEREAS pursuant to Sections 9.01(a)(i) and 9.01(a)(xi) of the Indenture, the Trustee, BP I and the Issuers are authorized (i) to amend the Indenture to cure an ambiguity and to make any change that does not adversely affect the rights of any Holder and (ii) to execute and deliver this Twelfth Supplemental Indenture;
          Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Indenture.
          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Issuer, BP I and the Luxembourg Guarantors covenant and agree as follows:

          1. Amendment of the Indenture. The Indenture is hereby amended by deleting Section 10.08(f) in its entirety and replacing it with the following:
          “(f) Notwithstanding any other provision of this Indenture or any other Note Document, the obligations of , the obligations of any guarantor incorporated under the laws of Luxembourg (the “Luxembourg Guarantors”) under (i) Section 10.01 of the Senior Secured Credit Facilities, (ii) Article X of the 2009 Indenture, (iii) Article X of this Indenture, (iv) Article X of the senior secured notes indenture, dated October 15, 2010, among the Issuers, the Trustee and Wilmington Trust (London) Limited, as additional collateral agent, (v) Article X of the senior notes indenture, dated October 15, 2010, among the Issuers and the Trustee, (vi) Article X of the senior secured notes indenture, dated February 1, 2011, among the Issuers, the Trustee and Wilmington Trust (London) Limited, as additional collateral agent, (vii) Article X of the senior notes indenture, dated February 1, 2011, among the Issuers and the Trustee and (viii) any other Credit Documents (as defined in the First Lien Intercreditor Agreement), in respect of the obligations of any Obligor which is not a direct or indirect subsidiary of the applicable Luxembourg Guarantor, shall be limited to the aggregate maximum amount (if any) permitted under applicable Luxembourg law.”
          2. Ratification of Indenture; Twelfth Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Twelfth Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby.
          3. Governing Law. THIS TWELFTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          4. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Twelfth Supplemental Indenture.
          5. Duplicate Originals. The parties may sign any number of copies of this Twelfth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
          6. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.
          7. No Adverse Interpretation of Other Agreements. This Twelfth Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuers, BP I, BP II, RGHL or any of their Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Twelfth Supplemental Indenture.
          8. No Recourse Against Others. No (i) director, officer, employee, manager, incorporator or holder of any Equity Interests in BP I, BP II or any Issuer or any

direct or indirect parent corporation or (ii) director, officer, employee or manager of a Luxembourg Guarantor will have any liability for any obligations of the Issuers or Note Guarantors under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver may not be effective to waive liabilities under the federal securities laws.
          9. Indemnity. (a) The Issuers, BP I and the Luxembourg Guarantors, subject to Section 10.08 of the Original Indenture, jointly and severally shall indemnify the Trustee (which, for purposes of this Section, shall include its officers, directors, employees, agents and counsel) against any and all loss, liability, claim, taxes, costs, damage or expense (including properly incurred attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Twelfth Supplemental Indenture against the Issuers, BP I or the Luxembourg Guarantors (including this Section) and defending against or investigating any claim (whether asserted by the Issuers, BP I, the Luxembourg Guarantors, any Holder or any other Person). The obligation to pay such amounts shall survive the payment in full or defeasance of the Notes or the removal or resignation of the Trustee. The Trustee shall notify the Issuers of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuers shall not relieve the Issuers, BP I or the Luxembourg Guarantors of its indemnity obligations hereunder. The Issuers shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuers’ expense in the defense. Such indemnified parties may have separate counsel and the Issuers, BP I and the Luxembourg Guarantors, as applicable, shall pay the fees and expenses of such counsel. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party solely through such party’s own willful misconduct, negligence or bad faith.
          (b) To secure the payment obligations of the Issuers, BP I and the Luxembourg Guarantors in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held to pay principal of and interest on particular Notes.
          10. Successors and Assigns. All covenants and agreements of the Issuers, BP I and the Luxembourg Guarantors in this Twelfth Supplemental Indenture and the Notes shall bind their respective successors and assigns. All agreements of the Trustee in this Twelfth Supplemental Indenture shall bind its successors and assigns.
          11. Severability. In case any one or more of the provisions contained in this Twelfth Supplemental Indenture or the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Twelfth Supplemental Indenture or the Notes.

          12. Notices. Any order, consent, notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail, postage prepaid, addressed as follows:
     If to any of the Issuers or any Luxembourg Guarantor:
Suite 2502
Level 25 Citigroup Centre
2 Park Street
Sydney 2000, Australia
Attn: Helen Golding
Fax: +6192686693
helen.golding@rankgroup.co.nz
     If to the Trustee:
The Bank of New York Mellon
101 Barclay Street 4-E
New York, NY 10286
Attn: International Corporate Trust
Fax: (212) 815 5366
catherine.donohue@bnymellon.com
lesley.daley@bnymellon.com
          13. Amendments and Modification. This Twelfth Supplemental Indenture may be amended, modified, or supplemented only as permitted by the Indenture and by written agreement of each of the parties hereto.
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     IN WITNESS WHEREOF, the parties hereto have caused this supplemental indenture to be duly executed as of the date first above written.

REYNOLDS GROUP ISSUER INC.

By: Name:	/s/ Helen Dorothy Golding Helen Dorothy Golding
Title:	Secretary

REYNOLDS GROUP ISSUER LLC

By: Name:	/s/ Helen Dorothy Golding Helen Dorothy Golding
Title:	Secretary

REYNOLDS GROUP ISSUER (LUXEMBOURG) S.A.

By: Name:	/s/ Helen Dorothy Golding Helen Dorothy Golding
Title:	Officer

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A.

By: Name:	/s/ Helen Dorothy Golding Helen Dorothy Golding
Title:	Officer
[Supplemental Indenture to May 2010 Notes — Luxembourg]

EVERGREEN PACKAGING (LUXEMBOURG) S.À R.L

By: Name:	/s/ Cindi Lefari Cindi Lefari
Title:	Authorized Signatory

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) III S.À R.L

By: Name:	/s/ Cindi Lefari Cindi Lefari
Title:	Authorized Signatory
[Supplemental Indenture to May 2010 Notes — Luxembourg]

THE BANK OF NEW YORK MELLON, as Trustee, Principal Paying Agent, Transfer Agent and Registrar

By: Name:	/s/ Catherine F. Donohue Catherine F. Donohue
Title:	Vice President
[Supplemental Indenture to May 2010 Notes — Luxembourg]